[Mentor Graphics Corporation Letterhead]

Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777
(503) 685-7000
 www.mentor.com

December 6, 2001

VIA HAND DELIVERY
IKOS Systems, Inc.
79 Great Oaks Boulevard
San Jose, CA 95119

Dear Sirs:

    Pursuant to Section 803.5(a)(1) of the Rules of the Federal Trade Commission (the "Commission") under Section 7A of the Clayton Act as added by Title II of the Hart-Scott-Rodino Antirust Improvements Act of 1976 (the "Act"), you are hereby notified as follows:

    1.  The acquiring person is Mentor Graphics Corporation ("Mentor") and its subsidiaries.

    2.  Mentor intends to acquire voting securities of IKOS Systems, Inc. ("IKOS").

    3.  Mentor intends to make a tender offer to acquire 100% of the outstanding shares of Common Stock of IKOS, including the associated preferred stock purchase rights. As a result of the acquisition Mentor will hold 9,225,0001 shares of IKOS Common Stock. Mentor believes that IKOS has the following additional class of securities: Preferred Stock. Mentor will not seek to acquire any such additional classes of securities.

    4.  The foregoing acquisition may be subject to the Act and Mentor is filing notification under the Act with the Commission and the Assistant Attorney General in charge of the Antitrust Division of the United States Department of Justice (the "Assistant Attorney General").

    5.  It is anticipated that such notification will be received by the Commission and the Assistant Attorney General on December 10, 2001.

    6.  The person within which IKOS is included may be required to file notification under the Act.

Very truly yours, Mentor Graphics Corporation
By:	/s/ GREGORY K. HINKLEY
Name: Gregory K. Hinkley
Title:

1
Share number is based upon the latest publicly-available share information included in IKOS Systems, Inc.'s Schedule 14A filed with the Securities and Exchange Commission on October 31, 2001.